UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

VERITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following materials were first used by Verity, Inc. on November 3, 2005 (Pacific Time) in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Verity may use these materials in the future for similar purposes:

TO:	All Verity Employees – all@verity.com
FROM:	Anthony Bettencourt
RE:	Important Company Development

I have some exciting news to share with you.

Tonight at 11:00 p.m. Pacific Time, a press release crossed the newswire announcing that Verity has entered into a definitive agreement to be acquired by Autonomy Corporation plc, a global leader in unstructured information processing. That press release is attached.

The combination of the two companies will create a larger, stronger organization, with a wider global presence and the ability to meet the growing demands of customer requirements. Our customers will benefit from a powerful combination of technology leadership and customer-facing strengths in sales, support and professional services.

Steve Springsteel and I will host an all-hands meeting in the cafeteria in Sunnyvale on Friday morning where we will provide further details on this important announcement and answer any questions you may have.

Time:	9:00 a.m. PT
Date:	Friday, November 4, 2005
Place:	Cafeteria

For those of you not in Sunnyvale, please dial-in on (800) 762-6568 in North America. For our international colleagues, please dial (480) 248-5088. Employees in Calgary will gather in the large lunchroom where Sunil Nagdev will host the call and take questions after the call. In Vista please gather in the Future/Growth lunchroom where Mark Seamans will host the call and respond to questions.

If you receive any calls from the press or analysts about this announcement, please direct them to Derek van Bronkhorst at 408-542-2217.

Please plan on attending this important meeting. I look forward to speaking with you then.

Sincerely,

Anthony J. Bettencourt

***

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Verity intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VERITY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Verity with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Verity may obtain free copies of the documents filed with the SEC by contacting Verity Investor Relations at (408) 542-4472 or by mail to Verity, Inc., 894 Ross Drive, Sunnyvale, California 94089. You may also read and copy any reports, statements and other information filed by Verity with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Verity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Verity stockholders in favor of the proposed transaction. Certain executive officers and directors of Verity have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.